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FORM 3                                              OMB APPROVAL
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                                         OMB Number:              3235-0104
                                         Expires:         December 31, 2001
                                         Estimated average burden
                                         hours per response ........... 0.5
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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
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1. Name and Address of Reporting Person*

KAPLAN                   THOMAS         SCOTT
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   (Last)               (First)              (Middle)

154 WEST 18TH STREET               APT. 8C
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                        (Street)

NEW YORK                  NY                  10011
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   (City)                (State)              (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)


9/25/00
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3. IRS Identification Number of Reporting Person, if any entity (voluntary)



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4. Issuer Name and Ticker or Trading Symbol

TREND MINING COMPANY - "TRDM"

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5. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ] Director
   [X] 10% Owner
   [ ] Officer (give title below)
   [ ] Other (specify below)


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6. If Amendment, Date of Original (Month/Day/Year)



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7. Individual or Joint/Group Filing
   (Check applicable line)

   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

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                             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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 1. Title of Security   2. Amount of Securities   3. Ownership         4. Nature of Indirect Beneficial Ownership
    (Instr. 4)             Beneficially Owned        Form: Direct         (Instr. 5)
                           (Instr. 4)                (D) or Indirect
                                                     (I) (Instr. 5)
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COMMON STOCK                7,307,588                  I                   SEE NOTE 1
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                                                          (OVER)
                                                                 SEC 1473 (3-99)

       TABLE II--DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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  1. Title of Derivative   2. Date Exer-         3. Title and Amount of Securities   4. Conver-      5. Owner-     6. Nature of
     Security (Instr. 4)      cisable and           Underlying Derivative Security      sion or         ship          Indirect
                              Expiration            (Instr. 4)                          Exercise        Form of       Beneficial
                              Date                                                      Price of        Deriv-        Ownership
                              (Month/Day/Year)                                          Deriv-          ative         (Instr. 5)
                          ---------------------------------------------------------     ative           Security:
                                                                          Amount        Security        Direct
                           Date       Expira-            Title            or                            (D) or
                           Exer-      tion                                Number                        Indirect
                           cisable    Date                                of                            (I)
                                                                          Shares                        (Instr. 5)
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Warrants to purchase
  common stock             6/9/00      9/20/03         Common Stock      7,479,761        $0.40             I         SEE NOTE 2
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Explanation of Responses:

(1) Mr. Kaplan has voting and dispositive control with respect to 1,000,000 shares owned by Tigris Financial Group Ltd. of which he is the sole stockholder. Also, pursuant to a voting trust agreement, he has voting and dispositive control with respect to 6,307,588 shares owned by Electrum LLC.
(2) Pursuant to a voting trust agreement, Mr. Kaplan has voting and dispositive control with respect to warrants to purchase 7,479,761 shares of common stock owned by Electrum LLC.


                /s/ Thomas Kaplan                            Sept. 25, 2000
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              ** Signature of Reporting Person                    Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.

   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.



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